Exhibit 16.1

February 19, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K, dated February 19, 2016, of Aspirity Holdings LLC and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Baker Tilly Virchow Krause, LLP